Exhibit 5.1

ROPES & GRAY LLP 3 EMBARCADERO CENTER SAN FRANCISCO, CA 94111 WWW.ROPESGRAY.COM

September 7, 2021

McAfee Corp.

6220 America Center Drive

San Jose, CA 95002

Ladies and Gentlemen:

We have acted as counsel to McAfee Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as may be amended, the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 23,000,000 shares of Class A common stock, $0.001 par value per share (“Common Stock”), of the Company, including 3,000,000 shares of Common Stock that may be purchased at the option by the underwriters pursuant to their option to purchase additional shares (collectively, the “Shares”). The Shares are being offered by certain selling stockholders and consist of (i) up to 11,000,985 issued and outstanding shares of Common Stock held by certain selling stockholders (the “Direct Investors”), and (ii) up to 11,956,459 shares of Common Stock that are issuable upon exchange of limited liability company units (“LLC Units”) of Foundation Technology Worldwide, LLC (“FTW”), together with a corresponding number of shares of Class B common stock (the “Class B Stock”) of the Company, held by certain selling stockholders that are equity owners (the “FTW Investors”) of FTW, in each case as set forth in the Registration Statement. The Shares are proposed to be sold pursuant to an underwriting agreement to be entered into among the Company, the selling stockholders and the underwriters named therein.

In connection with this opinion letter, we have examined and relied upon such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) with respect to the Shares being offered by the Direct Investors, such Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) with respect to the Shares being offered by the FTW Investors, such Shares have been duly authorized and, when issued and delivered upon exchange of LLC Units and a corresponding number of shares of Class B Stock as described in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP